EXHIBIT 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT
     AMENDMENT, dated as of January 21, 2008 (this “Amendment”), to that certain Rights Agreement, dated as of May 6, 1998 (the “Rights Agreement”), between Ventana Medical Systems, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, N.A. (as successor to Norwest Bank Minnesota, N.A.), as rights agent (the “Rights Agent”).
     WHEREAS, the Company, Roche Holdings, Inc., a Delaware corporation (“Purchaser”), and Rocket Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Purchaser (“Merger Subsidiary”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, (1) Merger Subsidiary will amend its tender offer (the “Offer”) providing for the purchase of all of the issued and outstanding shares of common stock of the Company, par value $0.001 per share (“Company Common Stock”), together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement (“Company Rights”) for so long as such Company Rights are outstanding, for cash, and (2) upon consummation of the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;
     WHEREAS, the board of directors of the Company has voted to amend the Rights Agreement so that (1) the execution of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, do not, and will not, result in the ability of any person to exercise any Company Rights or enable or require such Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable and (2) the Rights Agreement will expire immediately prior to the effective time of the Merger; and
     WHEREAS, pursuant to Section 27(a) of the Rights Agreement, an appropriate officer of the Company has delivered to the Rights Agent a certificate stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and, pursuant to Section 27(a) of the Rights Agreement, the Company has directed the Rights Agent to execute this Amendment;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereto hereby agree as follows:
     1. Definitions; Interpretation. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby.

     2. Amendments to Section 1.
(a) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended by adding the following to the end of such definition:
Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, neither Purchaser, Merger Subsidiary, nor any of either of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by reason or as a result of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto, (ii) the public announcement of such execution and delivery, (iii) the public announcement or the amendment of the Offer or (iv) the consummation of any of the transactions specifically contemplated by the Merger Agreement (including the Offer and the Merger), each upon the terms and subject to the conditions set forth in the Merger Agreement.
(b) The definition of “Distribution Date” in Section 1(l) of the Rights Agreement is hereby amended by adding the following to the end of such definition:
Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Distribution Date shall be deemed to have occurred solely by reason or as a result of (i) the approval, execution or delivery of the Merger Agreement, including any amendment or supplement thereto, (ii) the public announcement of such execution and delivery, (iii) the public announcement or the amendment of the Offer or (iv) the consummation of any of the transactions specifically contemplated by the Merger Agreement (including the Offer and the Merger), each upon the terms and subject to the conditions set forth in the Merger Agreement.
(c) The definition of “Expiration Date” in Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety as follows:
“Expiration Date” shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement).
(d) Section 1 of the Rights Agreement is hereby amended by adding the following paragraphs after Section 1(s) but before Section 1(t):

(s-1) “Merger” shall mean the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement.
(s-2) “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of January 21, 2008, among the Company, Purchaser and Merger Subsidiary.
(e) Section 1 of the Rights Agreement is hereby amended by adding the following paragraph after Section 1(t) but before Section 1(u):
(t-1) “Offer” shall have the meaning ascribed to such term in the Merger Agreement.
(f) Section 1 of the Rights Agreement is hereby amended by adding the following paragraph after Section 1(ee) but before Section 1(ff):
(ee-1) “Purchaser” shall mean Roche Holdings, Inc., a Delaware corporation.
(ee-2) “Merger Subsidiary” shall mean Rocket Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Purchaser.
(g) The definition of “Triggering Event” in Section 1(qq) of the Rights Agreement is hereby amended by deleting the period at the end of such definition and adding the following to the end of such definition:
; provided that, if such Person is determined not have become an Acquiring Person pursuant to Section 1(a) hereof, then no Triggering Event shall be deemed to have occurred.
     2. Amendment to Section 13. Section 13 of the Rights Agreement is hereby amended by adding the following paragraph immediately following Section 13(f):
(g) Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, the provisions of this Section 13 shall not be applicable to the Merger or the Offer.
     3. Amendment to Exhibit B. Exhibit B to the Rights Agreement is hereby amended by substituting the following in place of the first sentence of the first paragraph thereof:
NOT EXERCISABLE AFTER THE EARLIEST OF (i) MARCH 9, 2008, (ii) THE DATE TERMINATED BY THE COMPANY, (iii) THE DATE THE COMPANY EXCHANGES THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT OR (iv) THE

TIME IMMEDIATELY PRIOR TO THE EFFECTIVE TIME (AS DEFINED IN THE MERGER AGREEMENT).
     4. Amendments to Exhibit C.
(a) Exhibit C to the Rights Agreement is hereby amended by substituting the following in place of the paragraph captioned “Expiration of Rights:”
The Rights expire on the earliest of (a) March 9, 2008, (b) exchange or redemption of the Rights as described above or (c) the time immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger, dated as of January 21, 2008 (the “Merger Agreement”), among the Company, Roche Holdings, Inc. (“Purchaser”) and Rocket Acquisition Corp. (“Merger Subsidiary”)).
(b) Exhibit C to the Rights Agreement is hereby amended by adding the following immediately following the paragraph captioned “Taxes:”

Merger Agreement:	Neither Purchaser, Merger Subsidiary, nor any of either of their respective affiliates or associates will be deemed to be an Acquiring Person, and no Distribution Date will be deemed to have occurred, solely by reason or as a result of (a) the approval, execution or delivery of the Merger Agreement, (b) the public announcement of such execution and delivery, (c) the public announcement or the amendment of the Offer (as defined in the Merger Agreement) or (d) the consummation of any of the transactions specifically contemplated by the Merger Agreement.
     5. Descriptive Headings. The descriptive headings of this Amendment have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.
     6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and performed entirely within such state.

     7. Counterparts. This Amendment may be executed in any number of counterparts; each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument.
     8. Other Terms Unchanged. Except as expressly set forth herein, this Amendment shall not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
     9. Severability. If any provision of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     10. Effective Date. This Amendment shall become effective as of the date first above written.
* * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

VENTANA MEDICAL SYSTEMS, INC.
/s/ Christopher M. Gleeson
Christopher M. Gleeson
President and Chief Executive Officer

WELLS FARGO BANK, N.A., as Rights Agent
/s/ Cindy Gesme
Cindy Gesme
Assistant Vice President

Amendment to Rights Agreement